U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Higbee, Ann G.
   3391 East Lake Road
   Skaneateles, NY USA 13152
2. Issuer Name and Ticker or Trading Symbol
   Skaneateles Bancorp, Inc. SKAN
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   07/31/98
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |7/1/98|J [1| |94                |A  |$18.50     |6370.2613          |      |                           |
                           |      |]   | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Warrants              |$12.83  |     |    | |           |   | [2] |4/1/0|Common Stock|1500   | [3]   |1500        |D  |            |
                      |        |     |    | |           |   |     |7    |            |       |       |            |   |            |
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Warrants              |$19.59  |     |    | |           |   | [4] |4/1/0|Common Stock|1500   | [5]   |1500        |D  |            |
                      |        |     |    | |           |   |     |8    |            |       |       |            |   |            |
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
Explanation of Responses:
1. Shares issued pursuant to 1995 Non-Employees Director's Stock Plan.
2. Warrants become vested over a three-year period in increments of one-third each on each anniversary of the grant date.
3. Granted under the 1995 Non-Employee Directors Warrant Plan
4. Warrants become vested over a three-year period in increments of one-third each on each anniversary of the grant date.
5. Granted under the 1995 Non-Employee Directors Warrant Plan

Ann G. Higbee
SIGNATURE OF REPORTING PERSON
Ann G. Higbee
DATE
8/10/98